                                                                     EXHIBIT 4.1


                                CB RICHARD ELLIS
                                ----------------

                           DEFERRED COMPENSATION PLAN
                           --------------------------

                (As Amended and Restated Effective June 1, 2001)

                               TABLE OF CONTENTS

                                                                            Page

1.   PURPOSE...............................................................    1

2.   DEFINITIONS...........................................................    1

3.   ELIGIBILITY AND ELECTIONS TO MAKE DEFERRALS...........................    5

4.   ACCOUNTS, DEFERRALS AND COMPANY MATCHES...............................    8

5.   DEEMED INVESTMENT OPTIONS.............................................   10

6.   VESTING OF ACCOUNTS...................................................   10

7.   DISTRIBUTION OF ACCOUNTS..............................................   11

8.   PLAN ADMINISTRATION...................................................   12

9.   NO FUNDING OBLIGATION; RABBI TRUST....................................   13

10.  NONALIENATION OF BENEFITS.............................................   14

11.  NO LIMITATION OF EMPLOYER RIGHTS......................................   14

12.  APPLICABLE LAW........................................................   14

Exhibit A .......................................  Participating Employers

Appendix A.......................................  The Company Match Program
                                                   (1999 and 2000 Only)

Appendix B.......................................  Retention Program (2000 Only)

Appendix C.......................................  Recruitment Program

Appendix D.......................................  Interest Index Fund I Units

Appendix E.......................................  Consequences and Options to
                                                   Plan Participants Upon Merger


                                CB RICHARD ELLIS
                                ----------------

                           DEFERRED COMPENSATION PLAN
                           --------------------------

                (As Amended and Restated Effective June 1, 2001)

1.   PURPOSE
     -------

     The purpose of the CB Richard Ellis Deferred Compensation Plan, as amended and restated effective June 1, 2001 (the "Plan"), is to allow a select group of management or highly compensated employees of CB Richard Ellis Services, Inc. ("CBRES") and its affiliates that adopt this Plan to defer receipt of Compensation. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Appendix E to the Plan describes the consequences and options available to Participants in the event the Company merges with Blum CB Corp. (a wholly-owned subsidiary of CBRE Holding, Inc.) in a "going private" transaction.

2.   DEFINITIONS
     -----------

     Whenever referred to in this Plan, the following terms shall have the meanings set forth below except where the context indicates otherwise.

     2.1  "Account" means a Participant's Company Account or Employee Account,
          ---------
or both, as the context requires. The value of an Account will be determined by the Committee in its discretion, based upon the Participant's elections pursuant to Section 5 or the requirements of the Plan as to whether net income, gain or loss should be measured by (a) Mutual Fund Units (b) Stock Fund Units or (c) Interest Index Fund II Units.

     2.2  "Beneficiary" means the person or persons who are the Participant's
          -------------
beneficiaries pursuant to the Employer's group term life insurance programs unless otherwise designated by the Participant for purposes of this Plan on a form prescribed by the Committee. In the event of any ambiguity or uncertainty regarding designation of one or more beneficiaries, the Committee shall determine the same in its discretion based on all facts and circumstances, and such determination shall be binding on all interested persons.

     2.3  "Code" means the Internal Revenue Code of 1986, as amended.
          ------

     2.4  "Company Contribution" means an unsecured and unfunded promise of an
          ----------------------
Employer not resulting from a Deferral consisting of a credit of Stock Fund Units, or Interest Index Fund II Units or Mutual Fund Units to a Participant's Account by the Employer in accordance with Appendix A (1999 and 2000 Company Match Program), Appendix B (Retention Program) and Appendix C (Recruitment Program).

     2.5  "Committee" means the Chief Executive Officer of CB Richard Ellis
          -----------
Services Inc., or a committee consisting of three or more employees of the Employer selected by such Chief Executive Officer.

     2.6  "Company Account" means a Participant's account established under
          -----------------
Section 4.1 of this Plan and maintained by the Committee as an unfunded and unsecured book entry reflecting the liability of the Employer to a Participant in the amount of the Participant's accumulated Company Contributions (if any) and net income, gain or loss imputed thereto in accordance with a Participant's investment measurement designations as permitted by the Plan. Subaccounts of the Company Account may be established by the Committee under Section 4.1.

     2.7  "Company Insurance Fund Subaccount" means the subaccount so described
          -----------------------------------
in Section 4.1.

     2.8  "Company Interest Index Fund II Subaccount" means the subaccount so
          -------------------------------------------
described in Section 4.1.

     2.9  "Company Stock Fund Subaccount" means the subaccount so described in
          -------------------------------
Section 4.1.

     2.10  "Compensation" means a Participant's remuneration for services
           --------------
rendered to an Employer or another person, as determined by the Committee in its complete discretion, consisting of "wages" as shown on Form W-2 (a) excluding
(i) income resulting from forgiveness of interest or principal on indebtedness to an Employer, (ii) distributions under this Plan that would otherwise be includable as such "wages," (iii) draws against future commissions even if "wages" for Form W-2 purposes, (iv) income resulting from the exercise of stock options or lapse of restrictions on sales of restricted stock, and (v) amounts intended to reimburse the Participant for costs or expenses, and (b) increased by (i) Deferrals under this Plan, and (ii) deferrals under the CB Richard Ellis 401(k) Plan and deferrals pursuant to any cafeteria plan of an Employer or any other pre-tax deferrals the Committee determines to be similar. The Committee, in its discretion in a particular case, may adjust "Compensation" by adding back items described in clause (a) of the preceding sentence or subtracting items described in clause (b) of the preceding sentence, or adding or subtracting other items, for one or more individual purposes of the Plan. In the case of an Eligible Employee who is an independent contractor, the foregoing definition shall be applied as determined by the Committee, but generally by the substitution of remuneration amounts reportable on Form 1099 for "wages" reportable on Form W-2. For purposes of determining whether or not a person is an Eligible Employee, Compensation may, as determined by the Committee or as provided herein, include Compensation paid by a former Employer.

     2.11  "Deferral" means the portion of Compensation elected by a Participant
           ----------
to be deferred in accordance with the Plan.

     2.12  "Deferral Date" means January 1 of each year or such other dates as
           ---------------
may be set from time to time by the Committee.

     2.13  "Eligible Employee" means an employee or a full time independent
           -------------------
contractor of an Employer who is both designated by the Committee and meets the criteria of this Section 2.13. The term independent contractor may include a corporation not required to use the accrual method of accounting for tax purposes. With reference to an employee who is compensated partially or entirely by salary, such employee shall be an Eligible Employee as of a Deferral Date if the Committee determines that as of such Deferral Date the employee's Compensation on an annualized basis is $100,000 ($150,000 for 2002 and subsequent years) or more. For 2001 and earlier years, with reference to an employee or independent contractor compensated entirely on an incentive, bonus or commission basis, such employee or independent contractor shall be an Eligible Employee "as of the applicable Deferral Date," as that phrase is used in the first sentence of Section 3.1, if he or she has received Compensation of $100,000 or more with respect to the current or the preceding year. For 2002 and subsequent years, with reference to an employee or independent contractor compensated entirely on an incentive, bonus or commission basis, such employee or independent contractor shall be an Eligible Employee "as of the applicable Deferral Date," as that phrase is used in the first sentence of Section 3.1, if
(a) his or her Compensation for the previous year exceeded $150,000 or (b) he or she has received Compensation of $150,000 or more without the effect of annualization for the portion of the Plan Year preceding a Deferral Date which ends with the date his or her Deferral election is accepted by the Committee or any earlier date set by the Committee.

     2.14  "Employee Interest Index Fund II Subaccount" means the account as
           --------------------------------------------
described in Section 4.1.

     2.15  "Employee Insurance Fund Subaccount" means the subaccount so
           ------------------------------------
described in Section 4.1.

     2.16  "Employee Stock Fund Subaccount" means the subaccount so described in
           --------------------------------
Section 4.1.

     2.17  "Employee Account" means a Participant's account established under
           ------------------
Section 4.1 of this Plan and maintained by the Committee as an unfunded and unsecured book entry reflecting the liability of the Employer to a Participant in the amount of the Participant's accumulated Deferrals (if any) and net income, gain or loss imputed thereto in accordance with a Participant's investment measurement designations as permitted by the Plan. Subaccounts of the Employee Account may be established by the Committee under Section 4.1.

     2.18  "Employer" means CBRES and any entity as to which CBRES directly or
           ----------
indirectly controls 80% or more of the equity or voting interests that is so designated by the Committee on Exhibit A.

     2.19  "In Service Payment Quarter" is defined in Section 3.4(b)(i).
           ----------------------------

     2.20  "Interest Index Fund I Unit" means a unit of value established by the
           ----------------------------
Committee as a means of measuring value of the Interest Index Fund I-related portion of an Account under the Plan.

     2.21  "Interest Index Fund II" means a theoretical fund that credits
           ------------------------
interest on Account balances at a compound annual rate of 11.25 percent.

     2.22  "Interest Index Fund II Unit" means a unit of value established by
           -----------------------------
the Committee as a means of measuring value of the Interest Index Fund II-related portion of an Account under the Plan.

     2.23  "Liquidity Date" means (a) 180 days after CBRE Holding, Inc.
           ----------------
completes an underwritten public offering of not less than $50 million of its Class A common stock or (b) the effective date of any merger of CBRE Holding, Inc. with another entity pursuant to which the shareholders of CBRE Holding, Inc. receive cash or marketable securities or (c) the date on which the Participant must be a shareholder of CBRE Holding, Inc. in order to participate in a "Co-Sale" or "Required Sale" procedure of CBRE Holding, Inc. (but only as to the maximum number of shares of Stock such Participant can sell in such procedure).

     2.24  "Mutual Fund Options" means one or more mutual funds designated from
           ---------------------
time to time by the Committee to measure net income, gain or loss with respect to Company or Employee Insurance Fund Subaccount.

     2.25  "Mutual Fund Unit" means the unit of value as used by the measuring
           ------------------
mutual funds to value any Mutual Fund Options.

     2.26 "Participant" means any Eligible Employee who has made an election to
          -------------
defer Compensation under Section 3.1 or for whom the Plan maintains an Account.

     2.27  "Payment Quarter" means the calendar quarter in which a distribution
           -----------------
is scheduled to be made, or commences, that is made, or selected by a Participant under Section 3.4.

     2.28  "Plan" means this Deferred Compensation Plan, as hereby amended and
           ------
restated, and as thereafter amended.

     2.29  "Plan Year" means the calendar year.
           -----------

     2.30  "Rabbi Trust" means the trust established by the Committee under
           -------------
Section 9 of this Plan to hold title to assets identified by the Employer as being reserved for purposes of offsetting Plan benefits.

     2.31  "Stock" means the Common Stock, par value $0.01 per share, of CBRES.
           -------
In the event of any change in the outstanding shares of Stock that occurs by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock Fund Units credited to any Participant's Stock Fund Account shall be adjusted appropriately by the Committee as though they were shares of Stock. The Committee's determination shall be final and conclusive. Fractional shares shall be rounded to the lowest whole share.

     2.32  "Stock Fund Unit" means a unit of value, equal at any relevant time
           -----------------
to the value of a share of Stock, established by the Committee as a means of measuring value of the Stock-related portion of an Account under the Plan.

     2.33  "Termination of Employment" means any voluntary or involuntary
           ---------------------------
termination of employment with any entity forming a part of the Employer, including on account of death or Total and Permanent Disability, but does not include a transfer of employment among the entities which form a part of the Employer, unless such transfer is otherwise determined to be a Termination of Employment by the Committee in its sole discretion.

     2.34  "Termination Payment Quarter" is defined in Section 3.4(b)(ii).
           -----------------------------

     2.35  "Total and Permanent Disability" has the same meaning given to such
           --------------------------------
term or comparable term under the Company's long term disability plan as in effect from time to time.

3.   ELIGIBILITY AND ELECTIONS TO MAKE DEFERRALS
     -------------------------------------------

     3.1  Eligibility.  Only persons who are Eligible Employees as of the
          -----------
applicable Deferral Date, and who have then satisfied Deferral election procedures established by the Committee, shall be eligible to make Deferrals for the Plan Year in which the Deferral Date falls. Compensation of an Eligible Employee otherwise payable to the Eligible Employee during the period commencing on a Deferral Date and ending on the earlier of (a) the last day of the Plan Year which includes such Deferral Date or (b) the effective date of the termination of the Plan, or an amendment of the Plan curtailing Deferrals, may be deferred in accordance with Section 3.2.

     3.2  Elections.  An Eligible Employee's election to make a Deferral shall
          ---------
meet the requirements of this Section 3.2, but shall otherwise be in accordance with such limitations, restrictions and forms as the Committee, or its delegate, may prescribe in its discretion. An election to make a Deferral shall be in writing on a form prescribed by the Committee and shall be delivered in such manner as specified by the Committee. The election shall specify the Deferral Date to which it applies and shall be completed prior to such Deferral Date. The election shall be irrevocable, except to the extent that the Committee may, in its discretion, permit an amendment of an election to occur in accordance with
Section 3.4. For 2001 and preceding Plan Years (but not any Plan Year after
2001), the election of any person who is compensated entirely on an incentive, bonus or commission basis may only defer Compensation for any Plan Year which is in excess of $100,000. A separate election to defer must be made for each successive Plan Year no later than the Deferral Date for that Plan Year. For elections made after 1998, the minimum annual Deferral shall be $5,000 (any Deferrals for a Plan Year of less than $5,000 will be returned to the Participant) and 100% of a bonus may be deferred. No amounts may be deferred which are required to satisfy income and payroll tax withholding, and benefit plan contributions for the Participant (including taxable income required to satisfy Code Section 415 in light of the qualified plan deferral elected) or garnishments or other payroll obligations under process of law.

     3.3  Initial Year of Hire.  Except as may be determined otherwise by the
          --------------------
Committee, in its discretion, an Eligible Employee initially hired by the Company during a Plan Year after

1998 shall first become eligible to defer as of the Deferral Date next following the Eligible Employee's date of hire with the Company.

     3.4  Terms of Deferral Elections.
          ---------------------------

          (a)  Conformance of Form of Distributions to Post-May 1, 1999 Options.
               ----------------------------------------------------------------
Effective May 1, 1999, elections made prior to 1999 shall be automatically amended to alter the originally elected form of distribution to conform, as determined by the Committee, either (1) to a new election provided by the Participant or (2) to the most closely similar form of distribution available under the remainder of this Section 3.4, including application of the requirement set forth in Section 7.2 that subaccounts of Accounts, attributable to a single Plan Year's Deferral election, of $25,000 or less be distributed as a lump sum. However, the Committee shall have the discretion to maintain one or more distribution or other features of an election made prior to 1999.

          (b)  Initial Selection of Payment Years.  If an Eligible Employee
               ----------------------------------
elects a Deferral for a Plan Year (or permitted shorter period) commencing after 1998, the Eligible Employee, in consideration of his acceptance of the benefits of the Plan, becomes a Participant bound by the terms and conditions of the Plan and must elect with respect to such Deferral, to defer payment to one of the following Payment Quarters:

               i) The second calendar quarter of a calendar year specified by the Participant, which shall be at least the third calendar year commencing after the close of the calendar year in which the Deferral election is effective, and in which quarter distribution shall be made or commence to be made in the form described in Section 3.4(c), notwithstanding the Participant's continuing employment ("In Service Payment Quarter"); or

               ii) Any calendar quarter after the calendar quarter of the Participant's Termination of Employment ("Termination Payment Quarter").

     In the case of amount credited to any Company Account or any Employee Stock Fund Subaccount, the Participant's sole choice shall be to defer payment to a Termination Payment Quarter.

          (c)  Available Forms of In Service Distribution.  A Participant
               ------------------------------------------
electing an "in-service distribution" under subsection 3.4(b)(i) may elect in his or her Deferral election form to receive the distribution of that portion of his Account attributable to the particular Plan Year's Deferral, and net earnings (if any) thereon, as a lump sum payable within the first thirty days of the applicable In Service Payment Quarter, or in annual installments, over two, three, four, or five years. If such an In Service Payment Quarter election fails to designate a form of distribution, the Participant shall be deemed to have elected the lump sum distribution described in the preceding sentence.

          (d)  Available Forms of Termination Distribution.  A Participant
               -------------------------------------------
electing a "termination distribution" under subsection 3.4(b)(ii) may elect in his or her Deferral election form to receive the distribution of the vested portion of his or her Company and Employee Accounts (a) as a lump sum payable on a date specified in the form which is not more than ten years after his or her Termination of Employment date (or if the merger described in Appendix E has become effective, a Liquidity Date but only with respect to vested Stock Fund Subaccounts) or (b) as annual installments, over five, ten, or fifteen years, with the first annual installment payable during the first month of the Termination Payment Quarter and subsequent installments paid on approximately the anniversary of the first installment. If such a Termination Payment Quarter election fails to designate a form of distribution, the Participant shall be deemed to have elected the lump sum distribution described in the preceding sentence. In the case of an Employee or Company Stock Fund Subaccount, all distributions will be made in the form of shares of Stock; provided, however, that before receiving a certificate for such shares, the Participant must enter into a stockholders or similar agreement generally applicable to employee shareholders of CBRE Holding, Inc. The Participant will not be obligated to enter into any such agreement to the extent he or she receives shares of Stock pursuant to subparagraph (a) or (b) of the definition of Liquidity Date.

          (e)  Limited Option to Amend Elections.  Once submitted to the
               ---------------------------------
Committee in accordance with its procedures, a Deferral election shall be irrevocable except as provided in this subsection (e). A Participant may, so long as such Participant is employed by the Employer, elect, in accordance with Committee procedures, (1) to amend an In Service Payment Quarter election made under subsection (b)(i) to provide for a later In Service Payment Quarter, to alter the form of distribution to the extent permitted by Section 3.4(c), or to convert the election to a Termination Payment Quarter election meeting the requirements of Section 3.4(d), or (2) to amend the form (installment or lump sum) of distribution under a Termination Payment Quarter election made in accordance with subsection (d), provided the conditions of this subsection (e) are also met, as follows:

          i) If the Participant's initial election is for distribution in an In Service Payment Quarter, up to two amended elections may be made in writing. Any such amended election must be made by the December 31 falling fifteen months prior to the existing In Service Payment Quarter. Any further amended elections beyond two may be made only with Committee consent. Notwithstanding subsection (b)(i), an amended election may change the In Service Payment Quarter to the second calendar quarter of any subsequent Plan Year, including the next calendar year commencing immediately after the initially elected In Service Payment Quarter; and

          ii) If the Participant's existing election is for distribution in a Termination Payment Quarter, any amendment thereof will not take effect, and the previous election shall remain in effect, unless the amended election is made in writing at least 365 days preceding the Participant's Termination of Employment and the amendment may not convert the election to an In Service Payment Quarter election.

     (f)  Default Election Form.  If a Deferral election specifies an amount,
          ---------------------
but does not specify that it is an In Service Payment Quarter election or Termination Payment Quarter election, or is otherwise defective, in the Committee's opinion, the Participant shall be deemed a Termination Payment Quarter election providing for a lump sum distribution.

4.  ACCOUNTS, DEFERRALS AND COMPANY MATCHES
    ---------------------------------------

    4.1 The Committee or its delegate shall establish (i) a Company Account for each Participant to which the Participant's Company Contributions (if any) and share of income, gains and losses allocable thereto, shall be credited (in accordance with Sections 2.1 and 4.5), and from which distributions under
Section 7 shall be withdrawn and (ii) an Employee Account for each Participant to which the Participant's Deferrals (if any) and share of income, gains and losses allocable thereto, shall be credited (in accordance with Sections 2.1 and 4.5), and from which distributions under Section 7 shall be withdrawn. The Committee or its delegate shall establish subaccounts of each such Account as may be necessary for vesting, distribution or other administrative distinctions of the Plan including, without limitation, the following:

         (a) A "Company Stock Fund Subaccount" reflecting Company Contributions in the form of Stock Fund Units credited to the Company Account and net income, gain or loss allocable thereto.

         (b) A "Company Insurance Fund Subaccount" reflecting credits (which may be unfunded or funded by the Company with contributions to the Rabbi Trust) to such subaccounts is adjusted for net income, gains and losses upon Mutual Fund Options as elected by the Participant. Such subaccount shall, for Plan Years after 2000, be subject to an expense charge equal to the sum of (1) any actual expenses charged to the Company by the insurance company which provides the Mutual Fund Options, and (ii) Company charges, not to exceed 0.5 percent per year, to reflect the Company's cost of maintaining the subaccount.

         (c) A "Company Interest Index Fund II Subaccount" reflecting credits by the Company to such account adjusted for interest at an annual compound rate of 11.25 percent. No allocations to Interest Index Fund II Units will be permitted when the total of all such allocations exceeds $20 million (exclusive of the 2000 Company Match). CBRES will maintain Interest Index Fund II through June 30, 2006. At that time it may elect to terminate such fund or change the interest rate from 11.25% to the rate charged to CBRES under its principal bank credit agreement. If CBRES elects to terminate Interest Index Fund II, any Participant who has an interest therein may either receive the balance credited to his or her Company Interest Index Fund II Subaccount and Employee Interest Index Fund II Subaccount in cash or have such balance reallocated to the Insurance Fund. Such election must be made on or before December 31, 2001 but if the election is to reallocate the balance to the Insurance Fund, the election as to Mutual Fund Options may be made at the time the Interest Index Fund II is terminated.

         (d) An "Employee Stock Fund Subaccount" reflecting the Participant's Deferrals to the extent deemed invested, pursuant to the Participant's election, in Stock Fund Units, and net income, gain or loss allocable thereto.

         (e) An "Employee Insurance Fund Subaccount" reflecting the Participant's Deferrals credited to one or more Mutual Fund Options, where the deemed value, at any relevant time, of such Employee Insurance Fund Subaccount is the then aggregate of credits to such subaccount representing such Deferrals adjusted for net income, gains and losses upon Mutual Fund Options elected by the Participant. Such subaccount shall, for Plan Years after 2000, be subject to an expense charge equal to the sum of (1) any actual expenses charged to the Company by the insurance company which provides the Mutual Fund Options, and
(ii) Company charges, not to exceed 0.5 percent per year, to reflect the Company's cost of maintaining the subaccount .

         (f) An "Employee Interest Index Fund II Subaccount" reflecting the Participant's Deferrals to such account adjusted for interest at an annual compound rate of 11.25 percent.

         (g) Subaccounts of any of the subaccounts described in (a) - (f) of this Section 4.1 are attributable to the Deferral election of a Participant for a particular Plan Year.

     Except as specifically required by the Plan, the Committee shall determine the accounting rules for Accounts in its complete discretion.

     4.2 If permitted by CBRES, an Employer may, in its complete discretion, credit, as Company Contributions, Stock Fund Units, Interest Index Fund II Units or Mutual Fund Units to a Participant's Company Account in accordance with the terms of the Company Match, Retention, Recruitment and Special Awards Programs set forth respectively as Appendices A through D to this Plan. One, more than one, or all of such Programs may not be in effect for all Plan Years.

     4.3 Deferrals made by a Participant in accordance with Section 3.1 shall be credited to a Participant's Employee Stock Fund Subaccount, Employee Insurance Fund Subaccount or Employee Interest Index Fund II Subaccount, as determined by the Committee within ten business days after the Deferral is made. Deferrals deemed invested in Mutual Fund Options shall be credited based upon the closing net asset value on the crediting date.

     4.4 With respect to Deferrals elected prior to 1999, the balance credited to each Participant's Account shall be allocated to the investment option(s) applicable under the Plan on December 31, 1998, consisting of Stock Fund Units, and the limited option described in Appendix D.

     4.5 Mutual Fund Units shall be valued daily to allocate any income, gain, loss or expense applicable to such units. Interest Index Fund I and Interest Index Fund II shall be valued quarterly to allocate any income, gain, loss or expense applicable to such units. Stock Fund Units shall be valued at such times as may be determined by the Committee but not less frequently than annually. In the event the Stock is not traded on a national exchange or the NASDAQ National Market, the value of Stock Fund Units shall be determined by the Committee. For any relevant Account valuation under the Plan, including for purposes of distribution, unless the Committee determines that an earlier or later date shall be utilized, the balance of a Participant's Account or subaccount thereof shall be determined by the Committee or its delegate as of the last business day of the month immediately preceding the event requiring such valuation.

5.   DEEMED INVESTMENT OPTIONS
     -------------------------

     5.1 Each Participant may direct the Committee on the investment mix for the balance credited to his or her Employee or Company Insurance Fund Subaccount (if any) among the Mutual Fund Options designated from time to time by the Committee under the Plan in accordance with procedures established by the Committee. For the period form June 1, 2001 until such time as there has been allocated to Interest Index Fund II a total of $20 million (exclusive of allocations pursuant to Appendix A (the 2000 Company Match)), a Participant may direct the Committee to reduce his or her Company or Employee Insurance Fund Subaccount balances and allocate such reduction to his or her Company or Employee Interest Index Fund II Subaccount. Any portion of a Participant's Company or Employee Account allocated to Stock Fund Units or Interest Index Fund II Units may not be subsequently allocated to another deemed investment option except as specifically provided herein. Effective July 1, 2000, no more than two changes in investment elections may be made in any month. Each such change will be effective prospectively on the crediting date specified in Section 4.3. Changes in investment elections shall be delivered in such form and fashion as the Committee shall require.

     5.2 Appendix D (Interest Index Fund I) sets forth rules applicable to a limited investment option available for pre-April 1, 2000 Deferrals.

6.   VESTING OF ACCOUNTS
     -------------------

     6.1 Amounts credited to an Employee Stock Fund Subaccount, Employee Insurance Fund Subaccount or Employee Interest Index Fund II Subaccount shall be vested and non-forfeitable (except to the extent of any net investment losses) at all times.

     6.2 Amounts (if any) credited to a Company Stock Fund Subaccount, Company Insurance Fund Subaccount or Company Interest Index Fund II Subaccount, shall vest as determined by the Committee from time to time consistent with Sections
7.5 and 7.6 and Appendices A through D to this Plan.

     6.3 Nothing in this Section 6 shall be interpreted to provide a Participant with other than his applicable Employer's unsecured and unfunded promise to pay deferred compensation in accordance with Section 7.

7.   DISTRIBUTION OF ACCOUNTS
     ------------------------

     7.1  In General.  Amounts credited to a Participant's Employee Account and
          ----------
Company Account shall be distributed in accordance with elections made under
Section 3.4, subject, however, to the terms and conditions of this Section 7 and Appendices A through D to this Plan.

     7.2  Special Limitations on Forms of Distribution.  If the aggregate vested
          --------------------------------------------
value of all of a Participant's subaccounts that are eligible for distribution at the same time under Section 7.1 does not exceed $25,000 at the time distribution is to commence, then, notwithstanding anything in an election to the contrary, the distribution shall be in the form of a lump sum. For purposes of subsection 3.4(d), if the Committee determines that a Participant has experienced Total and Permanent Disability, the Participant shall be deemed to have had a Termination of Employment as of the first date of such Total and Permanent Disability, as determined by the Committee. For purposes of subsection 3.4(c), if a Participant has a Termination of Employment prior to the applicable In Service Payment Quarter or while receiving in-service distributions, distribution of all Accounts shall be made or commence within thirty days of the close of the calendar quarter of Termination of Employment, and shall be in the form elected (or deemed elected) with respect to a termination distribution.

     7.3  Rules for Determining Distribution Amounts. The Committee or its
          ------------------------------------------
delegate shall have all the discretion described in Section 8 with respect to the determination of the amount of distributions, including establishing reasonable administrative periods between the valuation of an Account for purposes of distribution and the effective delivery of good funds or shares of Stock to a Participant. In general, the amount of a distribution shall be determined by first determining as to Stock, the number of shares, and as to Mutual Fund Units, Interest Index Fund I Units and Interest Index Fund II Units, the value, in the applicable Account in accordance with Section 4.5.

     7.4  Form of Distributions. Any distributable subaccount of a Company Stock
          ---------------------
Fund Subaccount or Employee Stock Fund Subaccount as determined under Section
7.3 shall be distributed in whole shares of Stock equal to the number of vested Stock Fund Units credited to such subaccount, rounded to the lowest number of whole shares. All other distributions shall be in cash.

     7.5  Death.  A Participant's Company Account shall not become vested and
          -----
non-forfeitable as a result of the Participant's death, if not otherwise vested in accordance with Appendices A through D, as applicable. If a Participant dies before all of the vested and non-forfeitable amounts credited to his or her Account have been distributed, the Participant's Beneficiary shall receive such amounts in the Participant's Account in accordance with such Participant's election then in effect, and the Plan; provided, however, that the Committee may, in its sole discretion, distribute the vested and non-forfeitable balance credited to the Participant's Account to the Participant's Beneficiary in such other manner as the Committee shall determine.

     7.6  Disability.  A Participant's Company Account shall not become vested
          ----------
and non-forfeitable as a result of the Participant's Total and Permanent Disability or other form of disability, if not otherwise vested in accordance with Appendices A through D, as applicable. If a Participant suffers Total and Permanent Disability before all of the vested and non-forfeitable amounts credited to his or her Account have been distributed, the Participant shall receive such amounts in his or her Account in accordance with such Participant's election then in effect, and the Plan; provided, however, that the Committee may, in its sole discretion, distribute the vested and non-forfeitable balance credited to the Participant's Account to the Participant in such other manner as the Committee shall determine.

     7.7  Unscheduled Withdrawals.
          -----------------------

          (a)  Hardship and Unscheduled Distributions with 10% Forfeiture. A
               ----------------------------------------------------------
withdrawal of amounts from an Account may occur, in accordance with such notice and approval procedures as the Committee, in its discretion, may establish, under either of the two circumstances described below:

               i) Solely with respect to the Employee Insurance Fund Subaccount and the Employee Interest Index Fund II Subaccount of a Participant, in the event of the Participant's hardship, as determined by the Committee in its discretion, consisting of serious accidental injury or illness of the Participant or dependent of the Participant, material casualty loss of the Participant's property, or other material hardship circumstances arising from events not within the Participant's control; or

               ii)  When the requested distribution is more than the lesser of
                    (A) $25,000, or (B) 50% of each of the Participant's Employee Insurance Fund Subaccount, Stock Fund Subaccount and Interest Index Fund II Subaccount balances, and 7.5% of such requested distribution is forfeited and therefore not distributed, and in the case of a Participant who is an Eligible Employee, the Participant is barred from continuing a Deferral for the Plan Year in which such distribution is made and the subsequent Plan Year. Any such withdrawal from the Employee Stock Fund Subaccount shall be payable in shares of Stock.

     (b)  Valuation.  The amount of an unscheduled distribution for purposes of
          ---------
Section 7.7(a)(ii) shall be based upon the Account valuation under Section 4.5 as of a date determined by the Committee which is not later than 15th business day following the Committee's receipt of the withdrawal request. In the case of Employee Stock Fund Subaccounts, the 50% rule of Section 7.7(a)(ii) must be met, based upon the number of shares of Stock.

8.   PLAN ADMINISTRATION
     -------------------

     8.1 This Plan shall be adopted by each Employer and shall be administered by the Committee.

     8.2 This Plan may be amended in any way or may be terminated, in whole or in part, at any time, in the discretion of the Board or Directors of CB Richard Ellis Services, Inc., or its delegate. Upon termination of the Plan, the Committee or the Board of Directors may, in its sole discretion, elect to distribute all Accounts immediately or in accordance with each Participant's deferral election(s) and the provisions of the Plan as they existed at the time of the Plan's termination.

     8.3 The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as are consistent with the Plan as it deems advisable for the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and deferral election forms, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all persons. The Committee may delegate its responsibilities as it sees fit.

     8.4 Any election or other administrative document under the Plan required to be in writing may, as determined by the Committee, be created, transmitted and maintained in electronic form.

     8.5 The Committee shall select the insurance contracts or other vehicles which are the deemed reference regarding the value of each Employee Insurance Fund Subaccount. It shall furthermore determine the Mutual Fund Options, if any, available within such contracts or vehicles for selection by Participants. The Company shall deposit any such contracts in the Rabbi Trust, and may deposit in the Rabbi Trust any additional assets acquired for purposes of offsetting the Employer obligation under the Plan.

9.   NO FUNDING OBLIGATION; RABBI TRUST
     ----------------------------------

     No Employer is under any obligation to secure any amount credited to a Participant's Account by any specific assets of any Employer or any other assets in which any Employer has an interest. Neither the Participant nor his or her estate, assigns or successors shall have any rights against any Employer with respect to any portion of the Account except as a general unsecured creditor.
No Participant has an interest in his or her Account except to the extent the Participant actually receives a distribution of cash or Stock.

     The obligation to make payments to any Participant hereunder shall be that of the Employer that employed such Participant during the period or periods that such Participant deferred receipt of Compensation.

     On or before December 31, 1999, the Committee shall establish a Rabbi Trust to hold title to assets which the Committee designates under Section 8.5 which an Employer acquires as an offset to its unsecured obligation under the Plan.
It is the intent of this Plan that no provision of any Rabbi Trust shall be interpreted as granting any interest in the property of the Rabbi Trust which would result in a Participant being deemed to be in receipt of taxable income under the Plan prior to distribution, and any such provision shall be null and void from its inception.

10.  NONALIENATION OF BENEFITS
     -------------------------

     No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit, prior to receipt thereof by a Participant, shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

11.  NO LIMITATION OF EMPLOYER RIGHTS
     --------------------------------

     Nothing in this Plan shall be construed to limit in any way the right of any Employer to terminate an Eligible Employee's employment at any time for no reason, or any reason, and without regard to whether such termination is in good faith; nor shall it be evidence of any agreement or understanding, express or implied, that any Employer (a) will employ an Eligible Employee in any particular position, (b) will ensure participation in any incentive programs, or
(c) will grant any awards under such programs.

12.  APPLICABLE LAW
     --------------

     This Plan shall be construed and its provisions enforced and administered in accordance with ERISA (to the extent applicable) and, to the extent not preempted, the laws of the State of Delaware.

     IN WITNESS WHEREOF, CB Richard Ellis Services, Inc. has caused this Deferred Compensation Plan (as amended and restated) to be duly executed by the undersigned as of the 1st day of June, 2001.

                                    CB RICHARD ELLIS SERVICES, INC.

                                    By:________________________________
                                         Raymond P. Wirta
                                         Chief Executive Officer

                                   EXHIBIT A
                                   ---------

                         Participating Employers in the
                        CB Richard Ellis Services, Inc.
                 Deferred Compensation Plan as of June 1, 2001
                 ---------------------------------------------



                        CB Richard Ellis Services, Inc.
                          L.J. Melody & Company, Inc.
                      L.J. Melody & Company of Texas, L.P.
                         CBRE/LJM Mortgage Company, LLC
                        CB Richard Ellis Investors, L.P.
                             CB Richard Ellis, Inc.

                                   APPENDIX A
                                   ----------

                           THE COMPANY MATCH PROGRAM
                              (1999 and 2000 Only)



     A.  Eligibility.  Eligible Employees who, during the 1999 or 2000 Plan
         -----------
Year, are credited in the aggregate with $1,000,000 or more of gross commissions earned on behalf of one or more entities forming a part of the Employer (or such other threshold as the Committee may specify generally, by classes, or as to individuals) shall be eligible to have credited to their respective Company Stock Fund Subaccount or Company Interest Index Fund II Subaccount, as determined by the Committee, a matching Company Contribution with respect to such Plan Year, as described in this Appendix A ("Company Match Contribution"). The Committee shall in its sole and absolute discretion determine whether an Eligible Employee has achieved $1,000,000 in gross commissions, or other threshold, during such Plan Year. Notwithstanding the preceding two sentences, no executive officer of CBRES shall be eligible to receive a Company Match Contribution, and no director of CBRES (other than a director whose non-director compensation from CBRES is composed entirely of commission, bonus or other incentive Compensation) shall be eligible to receive a Company Match Contribution under this Appendix A.

     B.  Amount and Form of Company Match Contribution. The amount of the
         ---------------------------------------------
Company Match Contribution under this Appendix A for both 1999 and 2000 for an Eligible Employee shall be the lesser of (1) $100,000, (2) 10% of 50% of the Eligible Employee's gross commissions (adjusted to reflect team or other splits) payable with respect to the applicable Plan Year or (3) 100% of the Eligible Employee's Deferrals for such Plan Year. The Company Match Contribution shall be payable only with respect to the 1999 and 2000 Plan Years. The Company Match Contribution for 1999 will be made in the form of Stock Fund Units equal in value at the time of crediting to the amount of the Company Match Contribution and will be credited to the Account of the affected Eligible Employee as determined by the Committee within 150 days after the close of the Plan Year. The Company Match Contribution for 2000 will be in the form of credits to the Participant's Company Interest Index Fund II Subaccount and will be credited within 180 days after the close of the 2000 Plan Year. The Committee in its sole and absolute discretion shall determine an Eligible Employee's gross commissions for a Plan Year.

     C.  Condition to Crediting of Company Match Contribution. The Company Match
         ----------------------------------------------------
Contribution will only be credited in the event the affected Eligible Employee
(i) allocates to Stock Fund Units or Interest Index Fund II Units (as determined by the Committee) by such deadline as the Committee determines, an amount from his or her Deferrals for the applicable Plan Year equal to one-half of the amount of his or her Company Match Contribution for the Plan Year and (ii) executes an Agreement Not to Compete in the form stipulated by the Committee from time to time. Such Agreement Not to Compete may require the Eligible Employee to refrain from competition with an Employer or use confidential information of an Employer for a period of up to five years.

     D.  Vesting.  Except as provided in the following sentence, any Stock Fund
         -------
Units or Interest Index Fund II Units within a Participant's Company subaccounts attributable to a Company Match Contribution shall be forfeited upon the Participant's Termination of Employment. Any such Stock Fund Units and/or Interest Index Fund II Units shall only become vested and non-forfeitable, and therefore distributable to the applicable Eligible Employee or his or her Beneficiaries, to the extent of 20% at each successive December 31 following the crediting of such Company Match Contribution, upon which the Eligible Employee remains employed (including as an exclusive independent contractor) with an entity forming a part of the Employer. Notwithstanding the preceding sentence any Stock Fund Units and/or Interest Index Fund II Units shall be forfeited in their entirety, whether or not then vested under the preceding sentence, in the event the Participant experiences a Termination of Employment for material cause, as determined by the Committee, or, except as otherwise expressly provided in the Agreement Not to Compete, breaches or challenges (whether before or after Termination of Employment) the validity of the Agreement Not to Compete.

     E.  Distributions.  Notwithstanding any other provisions of the Plan,
         -------------
distributions under this Appendix A shall be made only upon the Participant's Termination of Employment.

     F.  Administration.  The provisions of this Appendix A shall be
         --------------
administered by the Committee in its discretion in accordance with Section 8 of the Plan.

                                   APPENDIX B

                               RETENTION PROGRAM
                                  (2000 ONLY)

     A.  Eligibility.  The 125 sales professionals with the highest average
         -----------
commissions over a consecutive three (3) year period ending December 31, 1999 and who are selected by the Committee (and subject to adjustment by the Committee) are eligible to become Participants in the Retention Program. The final selection from among such sales professionals will be made by the Committee in its sole and absolute discretion.

     B.  Amount of Retention Award.  The Retention Award will be in the form of
         -------------------------
a credit of Stock Fund Units and will vary with the position of the Participant in the top 125 as follows:


           Sales               Stock Fund
        Professional              Units
          Ranking                Awarded
      --------------------------------------
            1-15                  5,700
      --------------------------------------
           16-75                  4,500
      --------------------------------------
           76-125                 3,000
      --------------------------------------

     The Retention Award will be credited to the Participant's Company Stock Fund Subaccount.

     C.  Condition to Crediting of Retention Award. The Retention Awards of
         ------------------------------------------
5,700 or 4,500 Stock Fund Units will be credited to the Participant's Company Stock Fund Subaccount only if he or she executes an Agreement Not to Compete in the form and at the time specified by the Committee.

     D.  Vesting. If the Participant has a Termination of Employment at any time
         --------
within four (4) years after he or she has been granted a Retention Award, the Participant will forfeit all Stock Fund Units attributable to such Retention Award regardless of the reason for the termination. Otherwise, such Stock Fund Units will vest on the fourth (4th) anniversary of the grant. Whether or not the Participant is otherwise vested under this Appendix B he or she will forfeit all Stock Fund Units credited with respect to the Retention Award in the event he or she breaches or challenges (whether before or after Termination of Employment) the validity of his or her Agreement Not to Compete (subject in each case to the specific terms of such agreement).

     E.  Distributions. Notwithstanding any other provisions of the Plan,
         --------------
distributions with respect to vested Stock Fund Units credited under this Appendix B shall be made only upon Termination of Employment and subject to the provisions of the Participant's Agreement Not to Compete.

     F.  Administration.  The provisions of this Appendix B shall be
         ---------------
administered by the Committee in its discretion in accordance with Section 8 of the Plan.

                                   APPENDIX C

                              RECRUITMENT PROGRAM

     A.  Eligibility. Participation in the Recruitment Program is confined to
         -----------
sales professionals who are offered and accept a job with an entity forming a part of the Employer and who can demonstrate to CBRES' satisfaction during the negotiation of the terms and conditions of their employment that their income from services during the year of hire or the previous calendar year exceeded $100,000 and is likely to do so under their employment with the Employer on an annualized basis.

     B.  Amount of Recruitment Award. A recruitment award (the "Recruitment
         ---------------------------
Award") will be in the form of a credit of Stock Fund Units, Interest Fund Index II Units or Mutual Fund Units to the Participant's Company Account. The award may not be less than 500 Stock Fund Units or $5,000, nor more than 10,000 Stock Fund Units or $100,000, but otherwise shall be determined by the Committee in its sole discretion.

     C.  Conditions to Crediting of Recruitment Award.  The Recruitment Award
         --------------------------------------------
will be credited to the Participant's Company Stock Fund Subaccount, Company Insurance Fund Subaccount or Interest Index Fund II Subaccount only if the Participant executes an Agreement Not to Compete in a form specified by the Committee.

     D.  Vesting.  If the Participant has a Termination of Employment at any
         -------
time within four (4) years after a grant of a Recruitment Award the Participant will forfeit all of the Stock Fund Units, Mutual Fund Units or Interest Index Fund II Units credited with respect to such Recruitment Award regardless of the reason for the Termination of Employment. Otherwise, the Recruitment Award will vest on the fourth (4th) anniversary of the grant. Notwithstanding any vesting pursuant to this paragraph D, the Participant will forfeit all Stock Fund Units, Mutual Fund Units or Interest Index Fund II Units if his or her employment is terminated with material cause as determined by the Committee, or he or she breaches or challenges (whether before or after Termination of Employment) the validity of the Agreement Not to Compete.

     E.  Distributions.  Notwithstanding any other provisions of the Plan,
         -------------
distributions to a Participant with respect to vested Stock Fund Units, Mutual Fund Units and/or Interest Index Fund II Units credited under this Appendix C shall be made only following the Participant's Termination of Employment and subject to the provisions of the Participant's Agreement Not to Compete.

     F.  Administration. The provisions of this Appendix C shall be administered
         --------------
by the Committee in its discretion in accordance with Section 8 of the Plan.

                                   APPENDIX D

                          INTEREST INDEX FUND I UNITS

     A. Interest Index Fund I Units are units of deemed investment by Deferrals whereunder Deferrals are credited with interest at the then current rate payable by CBRES on its senior debt, determined by the Committee in its discretion.

     B. Interest Index Fund I Units are a permitted deemed investment under the Plan with respect to Deferrals credited to a Participant's Employee Account prior to April 1, 2000. Such deemed Interest Index Fund I Units are credited to a Participant's Employee Interest Index Fund I Subaccount under the Plan. The Employee Interest Index Fund I Subaccount is 100% vested and non-forfeitable, and distributable in accordance with Section 7.1 of the Plan. On and after April 1, 2000 no amounts from Deferrals or any other source may be deemed to be invested in Interest Index Fund I Units. However, Interest Index Fund I Units may be deemed to be converted to Stock Fund Units as an investment change under
Section 5.1 of the Plan, at the deemed value of Stock Fund Units at the effective date of the change (but may not thereafter be converted back to Interest Index Fund I Units). A Deferral election in effect April 1, 2000 contemplating deemed investment in Interest Index Fund I Units may be revoked by the Participant or reallocated to other deemed investment options.

                                   APPENDIX E

            CONSEQUENCE AND OPTIONS TO PLAN PARTICIPANTS UPON MERGER

     If the Company merges with Blum CB Corp., a wholly-owned subsidiary of CBRE Holding, Inc., in a "going private" transaction (the "Merger"), the Plan shall be amended and restated as follows:

     A. The first sentence of Section 2.31 of the Plan will be amended to read as follows: "Stock" means the Class A Common Stock, par value $0.01 per share, of CBRE Holding, Inc."

     B.  No new Deferrals to the Stock Fund will be permitted.

     C. All Stock Fund Units arising from the 1999 Company Match, the Retention Program or the Recruitment Program (to the extent not vested prior to the completion of the effective date of the Merger) will automatically be converted from a right to receive a distribution of a share of common stock of CBRE to the right to receive a share of Class A common stock of CBRE Holding, Inc.

     D. Except as set forth in item E below, each Stock Fund Unit arising from employee Deferrals or the 1999 Company Match (to the extent vested prior to the effective date of the Merger) may at the election of the Participant and in accordance with the procedures established by the Committee: (a) be converted into the right to receive at the time of distribution one share of CBRE Holding Class A Common Stock or (b) be converted at a value of $16 per Stock Fund Unit into an interest in Interest Index Fund II Units or Mutual Fund Options as elected by the Participant or if no such election is made in a money market Mutual Fund Option selected by the Committee.

     E. Item D above shall apply only to U.S. employees and U.S. independent contractors resident in California, Illinois, New York or Washington.. Former employees and independent contractors, non-U.S. employees and independent contractors and independent contractors not resident in California, Illinois, New York or Washington automatically will have their vested pre-Merger Stock Fund Units converted at a $16 per unit value into an interest in Interest Index Fund II or Mutual Fund Options as elected by the Participant or if no such election is made in a money market Mutual Fund Option selected by the Committee. Allocations pursuant to items D and E above to Interest Index Fund II Units are limited by the $20 million maximum allocation to such fund.

     F. In accordance with procedures set by the Committee, designated managers (certain managers selected by the Board) may elect to convert a portion of their interest in Mutual Fund Units into Stock Fund Units at a $16 per unit value until such conversion results in a total of not more than 162,500 new Stock Fund Units.

                                      E-1